SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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FRONTIER FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

FRONTIER FINANCIAL CORPORATION

332 S.W. Everett Mall Way

P. O. Box 2215

Everett, Washington 98203

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The 2005 Annual Meeting of Shareowners of Frontier Financial Corporation will be held at the Everett Golf & Country Club, 1500 – 52nd Street, Everett, Washington, on Wednesday, April 20, 2005, at 7:30 p.m. for the following purposes:

1.	To elect four (4) directors for three-year terms;

2.	To ratify Moss Adams LLP as the auditors; and

3.	To act on such other matters as may properly come before the meeting.

Only shareowners of record at the close of business on March 4, 2005, are entitled to notice of and to vote at the meeting and/or any adjournment thereof.

All shareowners are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, we ask that you please mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any shareowner attending the meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors,

/s/ James F. Felicetty
James F. Felicetty
Secretary/Treasurer

Everett, Washington

March 14, 2005

Whether or Not You Plan to Attend the Meeting, Please Complete, Sign, Date and Return the Accompanying Proxy In the Enclosed Self-Addressed, Stamped Envelope.

FRONTIER FINANCIAL CORPORATION

332 S.W. Everett Mall Way

P. O. Box 2215

Everett, Washington 98203

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Frontier Financial Corporation (the “Board”) to the holders of common stock of Frontier Financial Corporation (“Common Stock”) in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Frontier Financial Corporation (the “Corporation”) to be held on Wednesday, April 20, 2005 at 7:30 p.m. at Everett Golf & Country Club, 1500 – 52nd Street, Everett, Washington, and any adjournment thereof. The shares represented by the enclosed proxy will be voted in accordance with the shareowner’s directions, if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified on the proxy, it will be voted at the discretion of the proxy holders in accordance with the recommendations of management on all matters as may properly come before the meeting or any adjournment thereof. A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the proxy at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later-dated proxy to the Secretary of the Corporation prior to the Annual Meeting, delivering written notice of revocation of the proxy to the Secretary of the Corporation prior to the Annual Meeting, or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

All costs of the solicitation of the proxies will be borne by the Corporation. These proxy materials, together with the 2004 Annual Report, are being mailed to shareowners on or about March 14, 2005.

PURPOSE OF THE MEETING

At the Annual Meeting, shareowners will be asked:

1.	To elect four (4) directors for three-year terms;

2.	To ratify Moss Adams LLP as the auditors; and

3.	To act on such other matters as may properly come before the meeting.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

At February 28, 2005, the Corporation had 18,837,713 shares of Common Stock outstanding. There are no outstanding shares of any other class of stock. Each share of Common Stock entitles the holder thereof to one vote. Only shareowners of record at the close of business on March 4, 2005, will be entitled to notice of, and to vote at, the meeting and/or any adjournment thereof.

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. The four individuals who receive the most votes will be elected at the meeting. Abstentions and “broker nonvotes” (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, an abstention from voting and broker nonvotes will have the legal effect of neither a vote for nor against the nominee. For all other matters, an abstention from voting and broker nonvotes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters.

ITEM 1.  ELECTION OF DIRECTORS

Pursuant to the Corporation’s Articles of Incorporation, the Board of Directors has set the number of directors at 11. The directors are divided into three classes, with each class as nearly equal in number as possible. The members of each class serve three-year terms with one class elected annually. A director appointed to fill a vacancy or fill a position that was created by increasing the number of directors must stand for election at the next shareowners’ meeting at which directors are elected. At the Annual Meeting of Shareowners, four (4) directors will be elected to hold office until the Annual Meeting of Shareowners held in the year 2008, and until their successors are elected and qualified. All the nominees have served as directors since the last Annual Meeting.

All the nominees have consented to being named as a nominee in the Proxy Statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, which is not anticipated, the Board may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

Set forth below are the names of each nominee for director, the nominee’s age, the year in which the nominee became a director, the nominee’s principal occupation and business experience for the past 5 years, and the names of other publicly held companies for which the nominee serves as a director. The same information is provided thereafter for each director whose term of office does not expire until a later date. The mailing address for all of the nominees and incumbent directors is 332 S.W. Everett Mall Way, P. O. Box 2215, Everett, WA 98203.

NOMINEES FOR ELECTION TO TERM EXPIRING 2008

Name	Age	Year first became a Director of Corporation	Year first became a Director of Bank	Principal Occupation
Robert J. Dickson	71	1983	1978	Chairman of the Boards of Frontier Financial Corporation, Frontier Bank and FFP, Inc.
Edward D. Hansen	65	1983	1978	General Manager, Snohomish County PUD (July 2002 to present); Mayor, City of Everett (January 1994 to July 2002) and President, Golf N.W.
William H. Lucas, DC	76	1983	1978	Retired Chiropractor
Darrell J. Storkson	61	1997	1997	Owner, Evergreen Lanes
INCUMBENT DIRECTORS, TERM EXPIRING 2006
Name	Age	Year first became a Director of Corporation	Year first became a Director of Bank	Principal Occupation
Lucy DeYoung	55	1997	1997	President, Red Rock Enterprises, Inc. (financial investment advisory services)
William J. Robinson	61	1983	1978	Manager, Robinson Properties and Investments, LLC (real estate management and development)
Edward C. Rubatino	74	1983	1978	President, Rubatino Refuse Removal, Inc.
John J. Dickson(1)	44	2003	2003

Chief Executive Officer, Frontier Bank (May 2003 to present); Executive Vice President of the Corporation and FFP, Inc. (April 2003 to present); Senior Vice President of Frontier Bank (1993 to May 2003); and Vice President of FFP, Inc. (1999)

(1)	John J. Dickson is the son of Robert J. Dickson.

INCUMBENT DIRECTORS, TERM EXPIRING 2007

Name	Age	Year first became a Director of Corporation	Year first became a Director of Bank	Principal Occupation
George E. Barber	62	1997	1997	Chairman, First Western Investments, Inc. (hospitality, retail and other real estate investments)
Michael J. Clementz	61	2000	2000

President and Chief Executive Officer of Frontier Financial Corporation (April 2003 to present); Executive Vice President of Frontier Bank and Frontier Financial Corporation (July, 2000 to present); President and Chief Executive Officer of Liberty Bay Financial Corporation (1985 to July, 2000); Chairman and Chief Executive Officer of North Sound Bank (1978 to July, 2000)

James H. Mulligan	73	1989	1989	President, Emerald Real Estate Development, Inc.

The Corporation’s Board of Directors also serves as the Board of Directors of Frontier Bank and FFP, Inc., wholly owned subsidiaries of the Corporation.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Moss Adams LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005. Services provided to the Corporation and its subsidiaries by Moss Adams LLP in fiscal 2004 and 2003 are described under “Independent Auditors” on page 15 and 16.

Representatives of Moss Adams LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

DIRECTORS’ MEETINGS, COMMITTEES AND COMPENSATION

The Board of Directors of the Corporation held 12 meetings in 2004. However, since the Board of Frontier Bank and the Board of the Corporation are the same, the directors at each Board meeting of Frontier Bank, of which 12 were held in 2004, review the financial records of the Corporation. Frontier Bank’s Board of Directors has established certain standing committees, including the Audit, Nominating, Corporate Governance and Personnel Committee. Each member of the Board of Directors attended at least 75 percent of the Board and committee meetings of which they were a member with the exception of Mr. Mulligan who attended 11 of the Frontier Bank board meetings and 5 of the Frontier Financial Corporation board meetings.

All Directors are considered independent under the NASDAQ rules except for Mr. Michael Clementz, Mr. John Dickson and Mr. Robert Dickson.

Audit Committee.  The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. Pursuant to the charter, the functions of the Audit Committee include:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process, system of disclosure controls, and internal control system;

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department;

•	Monitor the compliance by the Corporation with legal and regulatory requirements and with the Corporation’s Corporate Governance Guidelines and Code of Ethics;

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors;

•	Prepare the Committee report required by the SEC rules to be included in the Corporation’s annual proxy statement.

The members of the Audit Committee during 2004 were Ms. DeYoung, Chair, Mr. Robinson, Mr. Rubatino, and Mr. Storkson. The Board has determined that each member of the Audit Committee is “independent” within the meaning of NASDAQ rules. The Corporation has no “audit committee financial expert” and is currently considering whether to retain a financial expert. However the Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee.

Compensation (Personnel) Committee. The functions of the Compensation (Personnel) Committee include establishment of policies with respect to the compensation of officers and employees of the Corporation and its subsidiaries. During 2004, the members of the committee were Mr. Hansen, Chair, Mr. Barber, Mr. Robert Dickson, Dr. Lucas, Mr. Mulligan and Mr. Storkson. The committee held 1 meeting in 2004.

Nominating Committee. The functions of the Nominating Committee include recommending to the Board of directors the slate of director nominees for election to the Board, to recommend an individual to be appointed Chairman of the Board and to identify and recommend candidates to be added to the Board between annual shareowner meetings as vacancies occur or otherwise as directed by the Board. The members of the committee were Mr. Mulligan, Chair, Ms. DeYoung, Mr. Hansen, Dr. Lucas and Mr. Robinson. A copy of the committee’s charter can be viewed at www.frontierbank.com.

The Nominating Committee will consider nominations from shareowners, provided that such nominations are received by the Corporation’s Secretary in accordance with the Articles of Incorporation, the Bylaws, and the date set in the prior year’s proxy statement for the annual meeting of shareowners. The Nominating Committee considers candidates for the Board based upon criteria that includes their business and professional skills, concern for the long-term interests of shareowners, and personal integrity and judgment. At least a majority of directors on the Board will be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director.

In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Corporation during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the members of the Nominating Committee will be polled for suggestions as to potential candidates that may meet the criteria above, and will discuss candidates suggested by Corporation shareowners. The Nominating Committee then selects nominees by majority vote.

Corporate Governance Committee.  The function of the Corporate Governance Committee is to develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Corporation. The members of the committee were Mr. Mulligan, Chair, Ms. DeYoung, Mr. Robert Dickson, Mr. Hansen, Dr. Lucas and Mr. Robinson.

In January 2004, all directors of the Corporation and Frontier Bank received an annual retainer of 1,600 shares of Common Stock or $52,800 for service on the Corporation’s Board, and a fee of $2,800 for each Frontier Bank Board meeting attended, except for Mr. Clementz and Mr. John Dickson. Directors do not receive any fees for attendance at committee meetings. The Chair of the Board and the Audit Committee receive an additional fee of $200 for each Frontier Bank Board meeting attended.

COMPENSATION (PERSONNEL) COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

Mr. Robert J. Dickson, who is employed by the Corporation as its Chairman of the Board, serves on the Compensation (Personnel) Committee but does not participate in discussions regarding his own compensation.

BENEFICIAL STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of February 28, 2005, as to the shares of common stock beneficially owned by each director, the Chief Executive Officer of the Corporation and the four other highest paid executive officers during the year ended December 31, 2004 (“Named Executive Officers”), and by all executive officers and directors of the Corporation as a group and each beneficial owner of more than 5 percent of the Corporation’s voting securities.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(2)	Percentage of Outstanding Shares(3)
Directors
George E. Barber	52,114	*
Lucy DeYoung	5,834	*
Edward D. Hansen	211,823(4)	1.12%
William H. Lucas, DC	43,256(5)	*
James H. Mulligan	147,440(6)	*
William J. Robinson	287,370(7)	1.53%
Edward C. Rubatino	241,896(8)	1.28%
Darrell J. Storkson	261,706(9)	1.39%

Named Executive Officers
Robert J. Dickson **	602,523(10)	3.20%
Michael J. Clementz**	276,708(11)	1.47%
John J. Dickson**	130,035(12)	*
Lyle E. Ryan	38,741(13)	*
James Ries	37,614(14)	*
All Directors and Executive Officers as a group (20 persons)	2,441,247(15)	12.91%
*	Less than 1%.
**	Mr. Robert Dickson, Mr. John Dickson and Mr. Clementz also serve as Directors of the Corporation.
(1)	As of February 28, 2005 there was no individual or entity known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s voting stock.
(2)

In determining beneficial ownership, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power which includes the power to vote, or to direct the voting of, such securities and/or (2) investment power which includes the power to dispose, or to direct the disposition, of such security. In addition, for the purposes of this chart, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including, but not limited to, any right to acquire: (a) through exercise of an option, warrant or right; (b) through the conversion of security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

(3)

Any securities not outstanding but which are subject to options, warrants, rights or conversion privileges set forth in footnote (2) above are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but not for the purpose of computing the percentage of the class by any other person.

(4)

Includes 4,040 shares held by Mr. Hansen’s spouse who has voting and dispositive power, 26,838 shares held by Mr. Hansen or Mr. Hansen’s spouse in custody for children, 9,254 shares held in a charitable trust of which Mr. Hansen is trustee and has voting and dispositive power, and 87,274 shares held in an investment capacity of which Mr. Hansen has voting and dispositive power.

(5)	Includes 3,627 shares held in a retirement trust capacity of which Mr. Lucas as voting and dispositive power.
(6)	Includes 2,503 shares held by Mr. Mulligan’s daughter with respect to which Mr. Mulligan disclaims beneficial ownership.

(7)

Includes 22,882 shares held in a retirement trust capacity of which Mr. Robinson has voting and dispositive power, 10,614 shares held by Mr. Robinson’s spouse in a retirement trust who has voting and dispositive power, and 240 shares held by Mr. Robinson’s spouse in custody for grandchildren.

(8)	Includes 112,382 shares held in a trust of which Mr. Rubatino is trustee and has voting and dispositive power.
(9)	Includes 5,786 shares held by a profit sharing trust of which Mr. Storkson has voting and dispositive power.
(10)

Includes 3,846 shares which Mr. Dickson has the right to acquire through the exercise of stock options; and 305,970 shares held by a family limited partnership in which Mr. Dickson and his spouse have voting and dispositive power.

(11)

Includes 7,900 shares which Mr. Clementz has the right to acquire through the exercise of stock options; 4,156 shares owned by Mr. Clementz’s spouse who has voting and dispositive power; 201,340 shares held in an LLC of which Mr. Clementz has the voting and dispositive power; and 38,900 shares held by Mr. Clementz’s parent, with regard to which Mr. Clementz has power of attorney.

(12)

Includes 10,121 shares which Mr. Dickson has the right to acquire through the exercise of stock options, 7,193 shares by Mr. Dickson or Mr. Dickson’s spouse in custody for children and 6,330 shares held in trust of which Mr. Dickson has voting and dispositive power and includes 60,010 shares held by the family limited partnership as a result of his beneficial interest. These shares held by the family limited partnership are also included in Robert J. Dickson’s holdings.

(13)

Includes 10,877 shares which Mr. Ryan has the right to acquire through the exercise of stock options and 919 shares owned by Mr. Ryan’s son with respect to which Mr. Ryan disclaims beneficial ownership.

(14)

Includes 10,385 shares which Mr. Ries has the right to acquire through the exercise of stock options, and 2,039 shares owned by Mr. Ries’ daughter with respect to which Mr. Ries disclaims beneficial ownership.

(15)	Includes 130,605 shares and options to purchase 27,592 shares not reflected elsewhere in the chart.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table shows the name of each executive officer of the Corporation (including Named Executive Officers) who are not also a director or nominee for director of the Corporation, their age and the offices held with the Corporation and Frontier Bank. All offices are held at the discretion of the Board of Directors.

Name	Age	Office and Year Assumed Office
Carol E. Wheeler	48	Chief Financial Officer of the Corporation (2003) and FFP, Inc. (2003)
James F. Felicetty	61	Secretary and Treasurer of the Corporation (1983) and FFP, Inc. (1988)

Compensation of Executives

The following table sets forth certain compensation information with respect to the Corporation’s Chief Executive Officer and four other most highly compensated officers for the fiscal years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE
			Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year		Salary		Bonus	Other Annual Compensa- tion(1)	Securities Underlying Options	All Other Compensation(2)
Robert J. Dickson Chairman of the Board	2004 2003 2002	$ $ $	40,000 146,875 300,000	$ $ $	11,342 367,450 265,217	$290,961(3) $96,957 $54,230	-0- -0- 3,846	$5,398 $8,034 $8,000
John J. Dickson Chief Executive Officer of Frontier Bank	2004 2003 2002	$ $ $	250,000 163,250 114,150	$ $ $	91,881 8,280 10,790	$74,872 $25,031 $12,475	3,000 3,000 800	$8,200 $6,890 $5,027
Michael J. Clementz President and Chief Executive Officer of Frontier Financial Corporation	2004 2003 2002	$ $ $	240,000 176,250 155,000	$ $ $	91,374 48,940 14,891	$72,761 $103,789 $42,438	3,000 3,000 1,000	$8,200 $8,034 $8,000
Lyle E. Ryan President and Chief Operating Officer of Frontier Bank	2004 2003 2002	$ $ $	202,500 174,500 143,000	$ $ $	89,472 8,852 15,253	$18,002 $17,518 $14,341	3,000 3,000 1,000	$8,200 $7,365 $6,330
James W. Ries President, Real Estate Division of Frontier Bank	2004 2003 2002	$ $ $	188,000 164,669 139,100	$ $ $	88,736 8,353 17,056	$18,996 $17,436 $16,293	3,000 3,000 1,000	$8,200 $6,950 $6,246

(1)	Includes Board fees, amounts paid pursuant to profit sharing, and certain other employee benefits. Does not include earnings on prior years’ contributions to retirement plans.
(2)	Represents the matching contribution to the Corporation’s 401(k) plan.
(3)	Includes accrued vacation paid.

Option Grants

The following table sets forth certain information regarding options to purchase shares of the Corporation’s Common Stock granted to the Corporation’s Chief Executive Officer and other Named Executive Officers during the fiscal year ended December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR
					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price(1)	Expiration Date	5% ($)	10% ($)
Robert J. Dickson	-0-	-0-	N/A	N/A	-0-	-0-
John J. Dickson	3,000	1.66%	$40.00	12/17/14	75,467	191,249
Michael J. Clementz	3,000	1.66%	$40.00	12/17/14	75,467	191,249
Lyle E. Ryan	3,000	1.66%	$40.00	12/17/14	75,467	191,249
James W. Ries	3,000	1.66%	$40.00	12/17/14	75,467	191,249
(1)

The exercise price of the options is the fair market value of the Common Stock on the date of grant. Any shareowners who purchased stock at the same time would have the same value realized in their holdings.

(2)

The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 10% and 5% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Corporation’s Common Stock Price.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth certain information regarding options exercised during the fiscal year ended December 31, 2004, and options held as of December 31, 2004, by the Corporation’s Chief Executive Officer and other Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	$ Value of Unexercised in-the-Money Options at Fiscal Year-End (1) Exercisable/ Unexercisable
Robert J. Dickson	—	—	3,846/0	$48,498/0
John J. Dickson	368	$10,447	10,121/500	$88,541/0
Michael J. Clementz	—	—	7,900/500	$40,789/0
Lyle E. Ryan	496	$15,585	10,877/500	$87,336/0
James W. Ries	—	—	10,385/500	$99,630/0

(1)

On December 31, 2004, the closing price of Common Stock was $38.61. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option, and are not reduced to reflect taxes payable with respect to such amount.

In the table on the previous page, the shares exercised were granted in 1994 at the price of the Common Stock on the date of the grant. Any shareowner who purchased the Corporation’s Common Stock at that time would have realized the same appreciation in their holdings.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

Summary of Compensation Policies for Executive Officers

The goals of the Corporation’s compensation program are to: (1) enable the Corporation to attract, retain and motivate the most qualified talent who contribute to the long-term success of the Corporation, (2) align compensation with business objectives and performance, and (3) align incentives for executive officers with the interests of shareowners in maximizing shareowner value. The Corporation emphasizes performance-based compensation that is competitive in the marketplace and reviews its compensation practices annually by comparing them with competitors. The compensation policy also reflects the competition for executive talent and the unique challenges and opportunities facing the Corporation in the financial services market.

The Corporation’s compensation program for all employees generally includes both cash and equity-based factors. Consistent with competitive practices, the Corporation also utilizes cash bonuses and incentive plans based on achievements of financial performance objectives.

Cash Compensation

Salary.  The Corporation sets a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a peer group, which includes banks similar in size that compete with the Corporation in the recruitment and retention of senior personnel. Individual salaries for each executive officer are set relative to this target based on certain individual performance and contribution to the Corporation’s results.

Cash Bonuses.  Certain employees of the Corporation are eligible to participate in the Corporation’s cash incentive and bonus plans with executive employee bonuses determined by the Compensation Committee of the Board of Directors. These plans provide cash awards for meeting annual performance goals.

(1)        This section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity-Based Compensation

Incentive stock options are granted to all eligible “key employees.” Employees are classified as key employees after: (1) the officer has been with the Corporation for a period of one year, or (b) the nonofficer has been with the Corporation for a period of five years. The number of shares granted to the key employee is based on a graduated scale, depending on the individual’s level of responsibility. However, exceptions can be made to this policy by the Board of Directors. Options are immediately vested and expire ten years from the date of grant.

President and CEO Compensation

The President and CEO’s compensation is comprised of base salary, annual bonus and stock options. In determining the President and CEO’s bonus and other compensation, the Committee considers the Corporation’s annual financial performance, including profitability, asset growth, loan growth, and the nonperforming assets ratio. The Corporation traditionally pays the President and CEO’s annual bonus with respect to the prior year’s service at the beginning of each calendar year.

In reviewing Mr. Clementz’s performance in 2004, the Committee considered, in addition to the above criteria, the performance of certain of the Corporation’s peers.

During 2004, Mr. Clementz received a salary of $240,000. In determining Mr. Clementz’s compensation for 2005, the Committee considered the accomplishments for 2004 including: (1) asset growth (total assets increased $168.0 million, or 8.1%); (2) net loan growth (net loans increased $203.2 million, or 11.7%); (3) loan portfolio quality (nonperforming assets totaled $14.1 million, or .63% of total assets); (4) expense control (the efficiency ratio for 2004 was 42%); (5) return on average assets (ROA was 1.98%) and (6) return on average equity (ROE was 18.35%). Also noted was that the Corporation, when compared to six regional peers, was fifth in size, but the best in ROA, ROE, net interest margin, efficiency ratio, stock price to book value, and second in earnings. In 2004 Mr. Clementz received a cash bonus of $91,374 and a stock option to purchase 3,000 shares of common stock. Mr. Clementz does not participate in the deliberations of the Committee relating to his compensation.

Submitted by members of the Committee:

Edward D. Hansen, Chair	William H. Lucas, DC
George E. Barber	James H. Mulligan
Robert J. Dickson	Darrell J. Storkson

REPORT OF THE AUDIT COMMITTEE (1)

The following is the report of the Audit Committee with respect to the Corporation’s audited financial statements for the fiscal year ended December 31, 2004.

(1)         This section is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the Corporation’s audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Corporation’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Corporation’s financial statements. The Audit Committee has also received written disclosures and the letter from Moss Adams LLP required by Independence Standards Board Standard No. 1, which relate to the auditors’ independence from the Corporation and its related entities, and has discussed with Moss Adams LLP their independence from the Corporation and has considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee acts pursuant to the Audit Committee Charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the current listing standards of the National Association of Securities Dealers (NASD).

Based on the review and discussions above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Submitted by members of the Committee:

Lucy DeYoung, Chair	William J. Robinson
Edward C. Rubatino	Darrell J. Storkson

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers. The Code of Ethics is available at www.frontierbank.com.

FIVE YEAR PERFORMANCE COMPARISON

TOTAL CUMULATIVE RETURN TO SHAREOWNERS

The graph below provides an indicator of cumulative shareowner returns for the Corporation as compared with the Nasdaq Banks Stock Index and the S&P 500.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Frontier Financial Corporation	127.44	135.72	135.87	180.03	213.53
Nasdaq Bank Stocks Index	114.23	123.68	126.65	162.92	186.44
S&P 500 Index	91.20	101.98	79.10	101.82	112.99

The above presentation assumes $100 was invested on December 31, 1999, in the Corporation’s Common Stock and each of the above indexes.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers, and beneficial owners of more than 10 percent of a registered class of the Corporation’s equity securities, to file reports of their ownership of such securities, and any changes in that ownership, with the Securities and Exchange Commission. All such persons are required by regulation to provide copies of such reports to the Corporation. The Corporation is not aware of any beneficial owner of more than 10 percent of its Common Stock.

Based solely on its review of the copies of the reports furnished to the Corporation and on representations from certain reporting persons, the Corporation believes that in 2004 the Corporation’s directors and executive officers met all Securities and Exchange Commission filing requirements, except that Ms. Lucy DeYoung inadvertently reported multiple purchases totaling 750 shares late.

RELATED PARTY TRANSACTIONS AND BUSINESS RELATIONSHIPS

During 2004, certain directors and executive officers of the Corporation and Frontier Bank, and their associates, were customers of Frontier Bank, and it is anticipated that such individuals will continue to be customers of Frontier Bank in the future. All loans included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

INDEPENDENT AUDITORS

The independent public accounting firm of Moss Adams LLP audited the Corporation’s consolidated financial statements for fiscal 2004 and has been similarly engaged in 2005. Representatives from Moss Adams LLP are expected to be present at the Annual Meeting of Shareowners and will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Fees Billed to the Corporation by Moss Adams LLP

Audit Fees.    The aggregate fees billed by Moss Adams LLP for the audit of the Corporation’s annual consolidated financial statements for the fiscal year ended December 31, 2004 and 2003, and the review of the consolidated financial statements included in the Corporation’s Forms 10-Q for fiscal 2004 and 2003, were $197,764 and $117,900, respectively.

Audit Related Fees.    The aggregate fees billed to the Corporation for the audit of the Corporation’s pension plan for the fiscal year ended December 31, 2004 and 2003, were $12,225 and $13,985, respectively.

Tax Fees.    The aggregate fees billed to the Corporation for the preparation of the Corporation’s tax return for the fiscal year ended December 31, 2004 and 2003, were $45,580 and $41,400 respectively.

All Other Fees.    There were no fees billed to the Corporation for all other services rendered by Moss Adams LLP for the fiscal year ended December 31, 2004 and 2003.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Moss Adams LLP to the Corporation for financial information systems design and implementation fees for the fiscal year ended December 31, 2004 and 2003.

The Audit Committee is responsible for pre-approving all auditing services and permitted nonaudit services to be performed for the Corporation by the independent auditors or any other auditing firm, except as provided in this paragraph. In no event shall the independent auditors perform any nonaudit services for the Corporation, which are prohibited by Section 10A(g) of the Exchange Act or of the SEC rules or the Public Corporation Accounting Oversight Board. The Committee establishes general guidelines for the permissible scope and nature of any permitted nonaudit services in connection with its annual review of the audit plan and shall review such guidelines with the full Board. Pre-approval may be granted by action of the full Committee or, in the absence of such Committee action, by the Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of nonaudit services if (i) the aggregate amount of all such nonaudit services constitutes no more than 5% of the total amount of revenues paid by the Corporation to the auditors during the fiscal year in which the nonaudit services are provided, (ii) such services were not recognized by the Corporation at the time of engagement to be nonaudit services, and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit. Approvals of nonaudit service to be performed by the auditors and, if applicable, the guidelines pursuant to which such services were approved, shall be disclosed when required as promptly as practicable in the Corporation’s quarterly or annual reports required by Section 13(a) of the Exchange Act.

SHAREOWNER COMMUNICATIONS

Any shareowner wishing to communicate with the Corporation’s Board of Directors should send its communication to the Secretary of the Corporation at Frontier Financial Corporation, 332 S.W. Everett Mall Way, P.O. Box 2215, Everett, WA 98203.

Although the Corporation does not have a formal policy regarding attendance by a member of the Board of Directors at the Corporation’s Annual Meeting of Shareowners, the Corporation has always encouraged its directors to attend and expects to continue its policy. In 2004, all of its Directors attended the Annual Meeting of Shareowners.

SHAREOWNER PROPOSALS FOR 2006 ANNUAL MEETING

In order for shareowner proposals to be included in the 2006 proxy materials and considered at the 2006 Annual Meeting of Shareowners, proposals must be received by the Secretary of the Corporation at Frontier Financial Corporation, 332 S.W. Everett Mall Way, P.O. Box 2215, Everett, Washington 98203, no later than November 15, 2005. Any such proposals shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission. In addition, if the Corporation receives notice of a shareowner proposal after November 10, 2005, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareowner proposal.

OTHER INFORMATION

The Corporation will furnish to shareowners without charge a copy of its annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, upon receipt of written request addressed to Shareowner Services, Frontier Financial Corporation, 332 S.W. Everett Mall Way, P. O. Box 2215, Everett, WA 98203.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. As of the date of the preparation of this Proxy Statement, no shareowner has submitted to the Board any proposal to be acted on at the Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

THE ENCLOSED PROXY SHOULD BE COMPLETED, DATED, SIGNED AND RETURNED IN THE ENCLOSED STAMPED ENVELOPE. PROMPT MAILING OF THE PROXY WILL BE APPRECIATED.

By Order of the Board of Directors,

/s/ James F. Felicetty
James F. Felicetty, Secretary

PROXY

FRONTIER FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON APRIL 20, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL J. CLEMENTZ and JOHN J. DICKSON, and each of them (with full power to act alone and to designate substitutes), proxies of the undersigned, with authority to vote and act with respect to all shares of stock of Frontier Financial Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareowners to be held on Wednesday, April 20, 2005, at 7:30 p.m., local time, at the Everett Golf & Country Club, 1500-52nd Street, Everett, Washington, and any adjournments thereof, with all the powers the undersigned would possess if personally present, upon matters noted below and upon such other matters as may properly come before the meeting.

(When properly executed, this Proxy will be voted in accordance with your instructions. If you give no instructions, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2. The Directors recommend a vote FOR the nominees for Director and the ratification of Moss Adams as the auditor.)

The shares represented by this Proxy shall be voted as follows:

(1)	Election of Directors.

Robert J. Dickson

Edward D. Hansen

William H. Lucas, DC

Darrell J. Storkson

☐	FOR the nominees listed above.

☐	FOR the nominees listed above EXCEPT .

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

(2)	Ratify Moss Adams LLP as the auditors for Frontier Financial Corporation and subsidiaries.

☐	For

☐	Against

☐	Abstain

(3)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated

Signature(s)

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.)